PRESS RELEASE

1155  Valley Street, Suite 400, Seattle, Washington 98109-4426
Telephone:(206) 624-8100  Fax:  (206) 624-1645

Contact:                                                 Release Number: 01-4
Jeffrey Scott Szorik
Harrell Beck
Shurgard Storage Centers, Inc.
(206) 652-3702

FOR IMMEDIATE RELEASE



       SHURGARD RAISES $200 MILLION THROUGH UNSECURED BOND OFFERING


SEATTLE, WASHINGTON, February 15, 2001 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT), today announced that it had sold $200 million of senior unsecured notes due 2011. The notes were offered under SEC Rule 144A.

The notes have a ten year term to maturity, a coupon rate of 7.75%, and were issued with registration rights to holders of the notes. Proceeds from sale of the notes are expected to be available to the Company on February 20, 2001. Shurgard intends to use the proceeds to pay down the approximately $161 million balance on the Company's line of credit and for other general corporate purposes.

The notes being sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.



About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a fully integrated, self-administered, self-managed real estate investment trust (REIT) headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 431 storage centers located throughout the United States and Europe. Shurgard is followed by security analysts at leading institutions. For additional information visit www.shurgard.com or refer to the Company's Form 8-K filed with the SEC.